Exhibit 107

Calculation of Filing Fee Tables

Form S-1

NIQ Global Intelligence plc

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Shares, nominal value $0.00001 per share	457(o)	57,500,000	$24.00	$1,380,000,000 (2)	0.00015310	$211,278.00

Fees Previously Paid	Equity	Ordinary Shares, nominal value $0.00001 per share	457(o)	—	—	$100,000,000 (2)	0.00015310	$15,310.00

	Total Offering Amounts					$1,380,000,000	—	$211,278.00

	Total Fees Previously Paid					—	—	$15,310.00

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$195,968.00

(1)	Includes up to 7,500,000 shares the underwriters have the option to purchase from the selling shareholder.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.